Exhibit (j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports, "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated May 29, 2018 relating to the financial statements of AB Emerging Markets Multi-Asset Portfolio (one of the portfolios constituting the AB Cap Fund, Inc.) for the fiscal year ended March 31, 2018, which is incorporated by reference in this Post-Effective Amendment No. 257 to the Registration Statement (Form N-1A No. 2-29901) of AB Cap Fund, Inc.

                                                           /s/ ERNST & YOUNG LLP



New York, New York
July 30, 2018